November 13, 1996


                                                           11410-0000




Datron Systems Incorporated
304 Enterprise Street
Escondido, California 92029


               Registration Statement on Form S-8
                     1995 Stock Option Plan

Ladies and Gentlemen:

     We have acted as counsel to Datron Systems Incorporated, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") which the Company proposes to file with the Securities and Exchange Commission on or about November 18, 1996 for the purpose of registering under the Securities Act of 1933, as amended, 500,000 shares (the "Shares") of Common Stock, par value $0.01 per share, issuable under the Company's 1995 Stock Option Plan (the "Plan").

     In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the authenticity and the conformity to the originals of all records, documents and instruments submitted to us as copies. In addition, you have advised us that, other than options outstanding under the Plan or the Company's 1985 Stock Option Plan, the Company has no outstanding options, warrants, conversion rights or other agreements requiring the future issuance of Common Stock.

     We have based our opinion upon our review of the following records, documents and instruments:

          (a)  The Certificate of Incorporation of the
               Company certified by the Secretary of State of the State of Delaware as of October 7, 1996 and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

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          (b)  The Bylaws of the Company certified to
               us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

          (c)  A Certificate of Good Standing from the
               Delaware Secretary of State dated October 7, 1996;

          (d)  A Certificate of the Company's transfer
               agent as to the number of issued and outstanding shares of the Company's Common Stock dated as of November 12, 1996;

          (e)  The Registration Statement; and

          (f)  The Plan.

     This opinion is limited to Delaware General Corporation Law.
We disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body.

     Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and sold, (ii) the full consideration stated in the Plan is paid for each Share and (iii) all applicable securities laws are complied with, it is our opinion that, when issued and sold by the Company, and after payment therefor in the manner provided in the Plan, the Shares will be validly issued, fully paid and nonassessable.

     This opinion is rendered to you in connection with the issuance of the Shares and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              HELLER, EHRMAN, WHITE & MCAULIFFE